Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 17, 2011 (except for the “Reverse Stock Split” section of Note 2, as to which the date is                         , 2011) in Amendment No. 3 of the Registration Statement (Form S-1 No. 333-170979) and related Prospectus of Sagent Holding Co. for the registration of shares of its common stock.

Ernst & Young LLP

Chicago, Illinois

                        , 2011

The foregoing consent is in the form that will be signed upon the completion of the common stock reverse split described in the “Reverse Stock Split” section of Note 2 to the consolidated financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois

April 4, 2011